NSAR ITEM 77O

VK Technology Fund
10f-3 Transactions
 February 29, 2004 - August 31, 2004

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
       1   SIRF Technology    Credit Suisse 113,700       1.034%     4/21/04
              Holdings Co.    First Boston

       2   Salesforce.com        UBS        107,000       1.070%     6/22/04

Underwriting Participants for #1
Morgan Stanley
Credit Suisse First Boston
Deutsche Bank Securities
Thomas Weisel Partners LLC

Underwriting Participants for #2
Morgan Stanley
Deutsche Bank Securities
UBS Investment Bank
Wachovia Securities
William Blair & Company